Exhibit 15.1

30 Old Bailey London EC4M 7AU Tel: +44 (0)20 7063 4000 www.mazars.co.uk

Consent of Independent Registered Public Accounting Firm

The Board of Directors of OKYO Pharma Limited,

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (File No. 333-272516) of our report dated August 15, 2022 with respect to the consolidated balance sheet for the year ended March 31, 2022 and the related consolidated statements of operations and comprehensive loss, cash flows and shareholders’ equity for each of the years in the two-year period ended March 31, 2022, and the related notes, for OKYO Pharma Limited and its subsidiary (the Group), which report appears in the March 31, 2023 Annual Report on Form 20-F to be filed on or about August 14, 2023.

Mazars LLP

London, England

August 14, 2023

Mazars LLP

Mazars LLP is the UK firm of Mazars, an integrated international advisory and accountancy organisation. Mazars LLP is a limited liability partnership registered in England and Wales with registered number OC308299 and with its registered office at 30 Old Bailey, London, EC4M 7AU. Registered to carry on audit work in the UK by the Institute of Chartered Accountants in England and Wales. Details about our audit registration can be viewed at www.auditregister.org.uk under reference number C001139861. VAT number: GB 839 8356 73